                                                                     Exhibit 3.7

                   CERTIFICATE OF CORRECTION FILED TO CORRECT
                             A CERTAIN ERROR IN THE
                         CERTIFICATE OF AMENDMENT OF THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                WATER CHEF, INC.
                  FILED IN THE OFFICE OF THE SECRETARY OF STATE
                          OF DELAWARE ON MARCH 22, 2002

     * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

WATER CHEF, INC., a corporation organized and existing under and by virtue of
The General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     1. The name of the corporation is WATER CHEF, INC.

     2. That a Certificate of Amendment of the Restated Certificate of
Incorporation was filed by the Secretary of State of Delaware on March 22, 2002
and that said certificate requires correction as permitted by subsection (f) of
Section 103 of The General Corporation Law of the State of Delaware.

     3. The inaccuracy or defect of said certificate to be corrected is as follows:

        Typographical error in Article 4

     4. Article 4 of the certificate is corrected to read as follows:

     4:   The total authorized capital stock of the Corporation shall be two hundred million (200,000,000) shares, each with a par value of $0.001 per share, as follows:

          1.   COMMON STOCK: The Corporation is authorized to issue up to one hundred and ninety million (190,000,000) shares of Common Stock.

          2.   PREFERRED STOCK: The Corporation is further authorized to issue up to ten million (10,000,000) shares of preference stock to be known as "Preferred Stock." Authority is hereby expressly vested in the Board of Directors of the Corporation to divide said
               Preferred Stock into series and fix and determine the voting powers, designations, preferences and relative participating, optional or special rights and qualifications, limitations or restrictions of the shares of each series so established, as provided by Section 151 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Correction to be signed this 7th day of May, 2004.

                                        By:  /s/ David Conway
                                            ------------------------------------
                                             David Conway, President